Exhibit 10.2
First Midwest Bancorp, Inc.

SHORT TERM INCENTIVE COMPENSATION PLAN

PLAN DOCUMENT

Revised May 2006

FIRST MIDWEST BANCORP, INC.
SHORT TERM INCENTIVE COMPENSATION PLAN
PLAN DOCUMENT

FIRST MIDWEST BANCORP, INC. ("COMPANY")
SHORT TERM INCENTIVE COMPENSATION PLAN
PLAN SPECIFICATIONS AND PROCEDURES

* * *
1.	Concept

The Short Term Incentive Compensation Plan (the "Plan") is intended to be an annual incentive plan for key managers and employees of the Company where Target Awards are established and communicated to each Participant each Plan year. Based on the level of achievement of predetermined performance goals for both the Company and the Participants, an amount less than or greater than the Target Award can be earned.

2.	Eligibility and Participation

Participation in the Plan will be limited to key managers and employees of the Company. At present, all key managers and employees in salary range 7 and above are eligible for Plan participation as set forth below. Should a Participant's salary range change during a Plan year, his/her award will be prorated based on length of time (to the nearest week) at each salary range.

Participant Category	Salary Range

AAA	18
AA	17
A	16
B	14 & 15
C	13
D	12
E	11
F	10
G	9
H	7 & 8

3.	Target Award

Each Plan year, a Target Award will be established for each Participant category. Target Awards will be expressed as a percentage of base salary earned during the Plan year (excluding overtime, where applicable, and any other components of compensation). Based on the achievement of predetermined performance goals set for the Plan year, an amount less than or greater than the Target Award can be earned. The maximum award is currently 150% of the Target Award.

Current levels of Target Awards are detailed below:

Participant Category	Salary Range	Target Award as a Percentage of Base Salary Individual Performance

aaa	18	60%
AA	17	60%
A	16	40%
B	14 & 15	40%
C	13	30%
D	12	20%
E	11	15%
F	10	12%
G	9	8%
H	7 & 8	5%

4.	Performance Categories

Performance will be measured in two categories of performance: Consolidated Company and Individual; these levels are defined and discussed further in Sections 5, 6 and 7.

For each Plan year, the Chief Executive Officer ("CEO") of the Company, with appropriate input, will approve the allocation of the Target Awards for that Plan year by performance category. The current allocation is illustrated below:

		Percent of Target Award Allocable to
Participant Category	Salary Range	Consolidated Performance	Individual Performance

AAA	18	100%	0%
AA	17	85%	15%
A	16	70%	30%
B	14 & 15	60%	40%
C	13	60%	40%
D	12	60%	40%
E	11	60%	40%
F	10	50%	50%
G	9	50%	50%
H	7 & 8	50%	50%

5.	Consolidated Company Performance Measurements

Each Plan year, the CEO of the Company, with appropriate input, will establish performance measurements for the Consolidated Company.

A "Target Level" of performance will be established at which 100% of each Participant's Target Award applicable to Consolidated performance will be earned. "Threshold" performance (the level below which no award is earned - see Section 7 for discussion) and "Maximum" performance (currently 150% of the Target Award) levels will also be established in relation to Target Level performance.

The performance measurements will not be modified or adjusted once they are established for the Plan year unless: (i) unforeseen circumstances occur which would have influenced the setting of the measurements, had such circumstances been known at that time; or (ii) significant unusual activity occurs during the course of the Plan year that had not been known or anticipated when setting the performance measurements. Any such change will require the approval of the CEO of the Company.

6.	Individual Performance Measurements

The percent of Target Award earned for Individual performance will be based on the achievement of predetermined negotiated performance standards as determined by each Participant's supervisor. Such negotiated performance standards should primarily consider the Participant's area of responsibility (where the participant is responsible for management of a department, division, banking center or other business unit) or the Participant's individual performance (where such Participant has little or no management responsibilities).

The negotiated performance standards should be:

Supportive of the Company's Mission Statement;
Varied in scope and complexity in relation to the Participant's level of responsibility within the Company; and
Controllable by the Participant.

The portion of a Participant's Target Award attributable to Individual performance will be based upon the Supervisor's recommended percentage, within the parameters established by the Participant's performance rating level (see table below). The performance rating (Far Exceeds Expectations, Exceeds Expectations, Meets Expectations, Does Not Meet Expectations), used to determine this portion of a Participant's award must be the same as the evaluator's "Overall Performance Rating" as indicated on the First Midwest Performance Evaluation Form. Furthermore, any Participant who receives an overall performance rating of Does Not Meet Expectations will also experience a reduction in that Participant's Consolidated Company performance award, as outlined in the following table:

Performance Rating	% of Individual Performance Award Earned Rating Level	% of Consolidated Company Performance Award Earned Rating Level*

Far Exceeds Expectations	150%	100%
Exceeds Expectations	101 - 125%	100%
Meets Expectations	51 - 100%	100%
Does Not Meet Expectations	0 - 50%	50%

*	Represents % of calculated Consolidated Company award that may be paid for each corresponding Performance Rating.

7.	Minimum Required Level of Consolidated Company Performance

As indicated in Section 5, Consolidated Company performance measurements will be set for each Plan year. Additionally, a minimum level of performance, defined as the "Threshold", will be established for each such performance measurement. Performance below the Threshold will result in no award being paid under that performance measurement, and may impact Individual performance awards as explained below.

In order for the Individual portion of each Participant's Target Award to be paid for the Plan year, the Consolidated performance must have reached the Threshold performance for at least one of the performance measurements as follows:

In order for the Individual performance award to be paid, the Consolidated Company must achieve "Threshold" on at least one of the performance measurements for the Plan year. In other words, if two performance measurements are established for Consolidated Company performance in a Plan year and "Threshold" performance is not achieved for either of the performance measurements, no Individual performance awards will be paid, regardless of whether they are earned.

8.	Calculation of a Participant's Award

The award payable to each Participant will be calculated based upon the results of each category (Consolidated Company and Individual) of performance multiplied by the percent of Target Award applicable to that category. For actual performance between stated performance levels, awards will be interpolated. (See Exhibit 1 for an illustration of the award calculation). However, a reduction in the calculated awards for Consolidated performance will be made for Participants receiving a Does Not Meet Expectations Individual Performance rating (see Section 6).

9.	Discretionary Awards

The purpose of the Plan is to reward key managers and employees of the Company based upon the level of achievement of predetermined performance goals. Accordingly, the Company has provided, within the structure of the Plan, a mechanism to reward certain outstanding contributors, in addition to their Plan-calculated awards.

The following guidelines will be considered in the granting of Discretionary Awards to participants who were outstanding contributors during the Plan year:

The minimum performance rating for any participant recommended for discretionary award, as measured by the employee's First Midwest Performance Evaluation Form, must be "Exceeds Expectations".

The Company CEOs will be responsible for recommending the outstanding performers for Discretionary Awards.

Discretionary Awards will generally be in the range of 3-5% of base salary earned during the Plan year. No award will be less than $500.

Discretionary Awards for outstanding contributors will be paid from a Discretionary Award Pool determined annually by the Company CEO based upon certain performance measurements. If such performance measurements are not attained and the Pool is not funded, no discretionary awards will be made in that year.

10.	Effect of Termination of Employment on Award Payment

Termination of employment prior to payment of an award (which will generally occur in mid-February following the end of each Plan year), even if it occurs after the Plan year-end, will result in forfeiture of the award.

11.	Maximum Amount of Awards Paid in a Plan Year

The awards earned by Participants will generally be paid in accordance with the terms of the Plan as described above. However, the Compensation Committee of the Board of Directors of First Midwest Bancorp, Inc. (the "Committee") reserves the right to establish a maximum aggregate dollar amount of awards paid under the Plan in any year, regardless of the aggregate awards calculated based upon the level of performance in any of the categories described above. If the aggregate Plan awards in any year exceed such amount, a reduction in aggregate Plan awards may be directed by the Committee.